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                         CONFIDENTIALITY AGREEMENT

     This Confidentiality Agreement, dated as of February 29, 1996, is made by NASH-FINCH COMPANY, ("Nash-Finch") in favor of SUPER FOOD SERVICES, INC. (the "Company").

     1. For purposes of this Agreement, the term "Confidential Information" shall mean the non-public written information regarding the Company delivered to Nash-Finch in connection with Nash-Finch's evaluation of a potential acquisition of the Company.

     2. Nash-Finch agrees to hold such Confidential Information in confidence to the same extent it safeguards its own confidential information of similar character for a period of two (2) years from the date of this Agreement. Nash-Finch agrees that it shall not disclose any such Confidential Information to anyone except its employees, agents, or affiliates to whom disclosure is necessary for the purpose of evaluating such information (collectively "Advisors"). Nash-Finch shall appropriately notify such Advisors that the disclosure is made in confidence and shall be kept in confidence in accordance with this Agreement.

     3. Upon the request of the disclosing party, all Confidential Information, together with any copies of same as may be authorized herein, shall be returned to the Company or certified destroyed by Nash-Finch.

     4. Nash-Finch's obligation of confidentiality contained in this Agreement shall not apply to any information which: (a) is received from a third party that is not known to Nash-Finch to be bound by a confidentiality agreement with the Company; (b) prior to the date hereof or the time of disclosure to Nash-Finch was in its possession; (c) is or hereafter becomes public knowledge through no fault of Nash-Finch; or (d) is required to be disclosed pursuant to any law or any governmental regulation or order.

    5. Except for the obligation of confidentiality imposed herein, no obligation of any kind is assumed or implied against either party by virtue of this agreement, any meetings or conversations with respect to the subject matter stated above or with respect to whatever confidential information is exchanged. Each party further acknowledges that neither this Agreement nor any meetings and communications of the parties relating to the same subject matter shall (i) constitute an offer, request, or contract with the other involving a buyer-seller relationship, joint-venture, alliance, investment tor partnership relationship,


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or (ii) restrict the right of Nash-Finch to make any market entry into the
Company's market area or to compete, directly or indirectly, with the Company so long as the confidentiality provisions of this Agreement are followed.

     6. The parties expressly agree that any money, expenses or losses expended or incurred by either parity in preparation for, or as result of this Agreement or the parties' meetings and communications, is at such party's sole cost and expense.

     7. Without the prior consent of the other party, neither party shall disclose to any third person (other than their Advisors) the fact that discussions are taking place or that Confidential Information is being shared, except as may be required by law and then only after first notifying the other party of such required disclosure.

     8. Although the Company has endeavored to include in the Confidential Information all information known to it which it believes to be relevant for the purpose of Nash-Finch's investigation, Nash-Finch understands that neither the Company nor any of its representatives or advisors have made or make any representation or warranty as to the accuracy or completeness of the Confidential Information. Nash-Finch agrees that neither the Company nor its representatives or advisors shall have any liability to Nash-Finch or any of Nash-Finch's representatives or advisors resulting from the use of the Confidential Information.

     9. This Agreement constitutes the entire agreement between the Company and Nash-Finch with respect to the subject matter of this Agreement. No provision of this Agreement shall be deemed waived, amended or modified by either party, unless such waiver, amendment or modification is made in writing and signed by the party alleged to be bound thereby. This Agreement supersedes all previous agreements between the Company and Nash-Finch related to the subject matter hereof.

   10. Nash-Finch agrees that for a period of two (2) years from the date of this Agreement, neither it nor its affiliates (as defined in Rule 12b-2 under the Securities and Exchange Act of 1934, as amended), will in any manner acquire or make any proposal to acquire any securities or property of the Company (other than property transferred in the ordinary course of the Company's business), unless such acquisition or the making of such proposal has been approved in advance by the Company's Board of Directors.

     11. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware. This Agreement shall be binding upon Nash-Finch, its successors and


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assigns and shall inure to the benefit of and be enforceable by the Company, its successors and assigns.

     IN WITNESS WHEREOF, the parties have caused their duly authorized representatives to sign this Agreement as of the date set forth below.


SUPER FOOD SERVICES, INC.,              NASH-FINCH COMPANY,
a Delaware corporation                  a Delaware corporation

By:         JOHN DEMOS                  By:        ALFRED N. FLATEN
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